Exhibit 10.47

Loan Contract

Party A (Lender): Wuhan KangBo Biotechnology Co., Ltd.

Party B (Borrower): Wuhan Kingold Jewelry Co., Ltd.

This contract is signed in line with relevant national law, regulation and rules after the consensus between the Party A and Party B.

Article 1 Amount and purpose of the loan: Party A agrees to extend loans to Party B (capitalization) One Billion Yuan, (in lowercase)¥1,000,000,000. Purpose of the loan is circulating fund supplement to purchase gold raw material.

Article 2 Life of loan: life of loan for this contract is one year, since Feb. 20, 2017 to Feb. 20, 2018. The actual loan date is not in line with above appointment and shall be subject to the actual loan date.

Article 3 Lending rate: The parties agree on an interest rate of 4.75% for this loan. The Interest should be paid monthly.

Article 4 Mode of repayment: The principal should be refunded once at the end of the repayment period.

Article 5 The Party B should obtain written consent from Party A once it replays the loan in advance.

Article 6 Rights and obligations of Party A:

It has the right to receive the principal of the loan in accordance with the stipulations of this contract.

Article 7 Rights and obligations of Party B:

1. Truthfully provide relevant documents, certificates and other materials, and accept Party A's supervision and inspection.

2. Guarantee that this loan is not used for illegal activities.

3. Acquire the principal of the loan in accordance with the provisions of this contract.

Aticle 8 Payment release:

The Party A will remit all its borrowings to the following Party B's accounts:

Account name:

Openging bank:

Account Number:

Article 9 Loan extension: If the Party B needs to extend the loan period, then it should submit an application in writing to Party A 60 days before the expiration of the loan. After the consent of Party A, the parties separately sign a repayment agreement.

Article 10 Liability for breach of contract

(I) Borrower's default and its liability for breach of contract

1. If the borrower takes one of the following circumstances, the lender has the right to stop the loan that has not been issued in this contract and recover the unpaid loan in advance:

(1) Provide false or illegal documents, certification materials, etc.;

(2) Failure to repay the loan principals on schedule;

(3) The loan is not used according to the agreed loan application;

(4) Does not accept or cooperate with the lender's inquiry or supervision of its loan usage;

(5) Being involved in material adverse litigation;

(6) Being subject to major administrative penalties by administrative agencies;

(7) Stopping production due to mismanagement;

(8) Concealing the company's financial status, operating conditions, or drawing funds (capital);

(9) There are taxes for stealing (escape), being ordered to suspend business for rectification, or being revoked (revoked) of a business license;

(10) There are situations which have any other serious impact on the ability to repay loans or lose credit.

(II) Lender's breach of contract and its liability for breach of contract: To the extent that the Party A is not able to issue loans to Party B in accordance with this contract, it shall be deemed as a serious breach of contract, and the Party A shall bear the direct expenses paid by other parties, and shall pay Party B a separate penalty of 0.5% of the total loan principal.

Article 11 The formation, effectiveness and termination of the contract: This contract shall be established since the date of signature (seal) by all parties.

Article 12 Disputes arising from this contract shall be under the jurisdiction of the People's Court of the place where the contract is signed.

article 13 This contract is made in two copies and each party holds one.

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Party A (Lender):

Party B (Borrower):

Date